Exhibit 99.

    The prospectus utilized in connection with the offering subject to the form S-8 Registration Statement Number 33-49842 will not require any new information not already contained therein for utilization with this further offering. It is registrant's intent only to provide a current date for the prospectus, amend a minimal amount of language on tax effects of participation so as to update to current statutory rates on federal income taxes, and to adjust the numbers of shares authorized in the 1992 Program to reflect a two-for-one stock split effected by registrant in March, 1994.